Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-236600

May 17, 2021

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated May 17, 2021

$1,000,000,000 0.550% NOTES DUE MAY 15, 2024

$1,000,000,000 1.150% NOTES DUE MAY 15, 2026

$1,500,000,000 2.300% NOTES DUE MAY 15, 2031

$1,500,000,000 3.050% NOTES DUE MAY 15, 2041

$2,000,000,000 3.250% NOTES DUE MAY 15, 2051

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 (Stable) / A+ (Stable) / A (Stable)

Note Type:	SEC Registered (No. 333-236600)

Trade Date:	May 17, 2021

Settlement Date (T+2):	May 19, 2021

Maturity Date:	May 15, 2024 (the “2024 Notes”) May 15, 2026 (the “2026 Notes”) May 15, 2031 (the “2031 Notes”) May 15, 2041 (the “2041 Notes”) May 15, 2051 (the “2051 Notes”)

Principal Amount Offered:	$1,000,000,000 (2024 Notes) $1,000,000,000 (2026 Notes) $1,500,000,000 (2031 Notes) $1,500,000,000 (2041 Notes) $2,000,000,000 (2051 Notes)

Price to Public (Issue Price):	99.896% (2024 Notes) 99.826% (2026 Notes) 99.991% (2031 Notes) 99.570% (2041 Notes) 99.355% (2051 Notes)

Net Proceeds (Before Expenses) to Issuer:	$996,460,000 (99.646%) (2024 Notes) $994,760,000 (99.476%) (2026 Notes) $1,493,115,000 (99.541%) (2031 Notes) $1,483,800,000 (98.920%) (2041 Notes) $1,972,100,000 (98.605%) (2051 Notes)

Interest Rate:	0.550% (2024 Notes) 1.150% (2026 Notes) 2.300% (2031 Notes) 3.050% (2041 Notes) 3.250% (2051 Notes)

Interest Payment Dates:

May 15 and November 15, commencing November 15, 2021 (2024 Notes)

May 15 and November 15, commencing November 15, 2021 (2026 Notes)

May 15 and November 15, commencing November 15, 2021 (2031 Notes)

May 15 and November 15, commencing November 15, 2021 (2041 Notes)

May 15 and November 15, commencing November 15, 2021 (2051 Notes)

Regular Record Dates:	May 1 and November 1 (2024 Notes) May 1 and November 1 (2026 Notes) May 1 and November 1 (2031 Notes) May 1 and November 1 (2041 Notes) May 1 and November 1 (2051 Notes)

Benchmark:

T 0.250% due May 15, 2024 (2024 Notes)

T 0.750% due April 30, 2026 (2026 Notes)

T 1.625% due May 15, 2031 (2031 Notes)

T 1.875% due February 15, 2041 (2041 Notes)

T 1.875% due February 15, 2051 (2051 Notes)

Benchmark Price / Yield:	99-23 7/8 / 0.335% (2024 Notes) 99-18 3/4 / 0.836% (2026 Notes) 99-24+ / 1.651% (2031 Notes) 93-19+ / 2.279% (2041 Notes) 89-06+ / 2.384% (2051 Notes)

Spread to Benchmark:	+25 basis points (2024 Notes) +35 basis points (2026 Notes) +65 basis points (2031 Notes) +80 basis points (2041 Notes) +90 basis points (2051 Notes)

Re-offer Yield:	0.585% (2024 Notes) 1.186% (2026 Notes) 2.301% (2031 Notes) 3.079% (2041 Notes) 3.284% (2051 Notes)

Optional Redemption Provisions:

Prior to May 15, 2022 (24 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 5 basis points; par call on or after May 15, 2022 (2024 Notes).

Prior to April 15, 2026 (1 month prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 7.5 basis points; par call on or after April 15, 2026 (2026 Notes).

Prior to February 15, 2031 (3 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points; par call on or after February 15, 2031 (2031 Notes).

Prior to November 15, 2040 (6 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after November 15, 2040 (2041 Notes).

Prior to November 15, 2050 (6 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on or after November 15, 2050 (2051 Notes).

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

Day Count:	30/360

CUSIP / ISIN:	91324P EB4 / US91324PEB40 (2024 Notes) 91324P EC2 / US91324PEC23 (2026 Notes) 91324P ED0 / US91324PED06 (2031 Notes) 91324P EE8 / US91324PEE88 (2041 Notes) 91324P EF5 / US91324PEF53 (2051 Notes)

Joint Book-Running Managers:

Citigroup Global Markets Inc.

BofA Securities, Inc.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

PNC Capital Markets LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Senior Co-Managers:	KeyBanc Capital Markets Inc. Santander Investment Securities Inc. Scotia Capital (USA) Inc. TD Securities (USA) LLC

Co-Managers:

Academy Securities, Inc.

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

Huntington Securities, Inc.

Mischler Financial Group, Inc.

MUFG Securities Americas Inc.

Regions Securities LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, BofA Securities, Inc. toll-free at (800) 294-1322, Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037, Goldman Sachs & Co. LLC toll-free at (866) 471-2526, J.P. Morgan Securities LLC collect at (212) 834-4533, PNC Capital Markets LLC toll-free at (855) 881-0697, and Wells Fargo Securities, LLC toll-free at (800) 645-3751. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.